Exhibit 11(f)

AMENDMENT TO THE INVESTMENT MANAGEMENT
SERVICES AGREEMENT

                Pursuant to Paragraph 11 of the Investment Management Services Agreement (the "Agreement") by and between TIAA-CREF Investment Management, Inc. ("Management") and the College Retirement Equities Fund ("CREF"), dated December 17, 1991, as amended, and pursuant to resolution of the majority of Trustees of CREF, including a majority of Trustees who are not certain parties to the Agreement or "interested persons" (as that term is defined in the Investment Company Act of 1940) of any such party to the Agreement, the parties to the Agreement mutually agree that the Agreement shall be amended as set forth below, effective as of the 16th day of November, 1994.

                Paragraph 4 of the Agreement is amended to read as follows:

"4	.	Information to be provided to the Trustees

Management shall furnish to the Trustees any reports, statements or other information which the Trustees may from time to time reasonably request."

                IN WITNESS WHEREOF, CREF and Management have caused this Agreement to be executed in their names and on their behalf and under their trust and corporate seals by and through their duly authorized officers effective as provided above.

(seal)	COLLEGE RETIREMENT EQUITIES FUND
Attest:

/s/ Lisa Snow	By:	/s/ John H. Biggs
Assistant Secretary		Title: Chairman

(seal)	TIAA-CREF INVESTMENT MANAGEMENT,
Attest:	INC.

/s/ Lisa Snow	By:	/s/ James S. Martin

Assistant Secretary		Title: President